Contact:     Michael E. DeHaan
             Chairman, President & CEO
             773.239.6000

                          CHESTERFIELD FINANCIAL CORP.
                         REPORTS FOURTH QUARTER EARNINGS
                      DECLARES INCREASED QUARTERLY DIVIDEND

CHICAGO, Illinois, July 22, 2003 - Chesterfield Financial Corp. (NASDAQ: CFSL), the parent company of Chesterfield Federal Savings and Loan Association of Chicago, today reported net income of $583,000, or $0.16 diluted earnings per share for the quarter ended June 30, 2003, compared to net income of $741,000, or $0.19 diluted earnings per share for the quarter ended June 30, 2002. Net income for the year ended June 30, 2003 was $2.8 million, or $0.83 diluted earnings per share, compared to net income of $3.3 million, or $0.83 diluted earnings per share for the year ended June 30, 2002.

On July 15, 2003, the Board of Directors of the Company increased the quarterly dividend by $0.02 per share, to $0.08 per share, to be paid on September 2, 2003, to stockholders of record as of August 15, 2003.

Comparison of Operating Results for the Quarters Ended June 30, 2003 and 2002

Total interest income decreased by $688,000, or 15.6%, to $3.7 million for the quarter ended June 30, 2003, from $4.4 million for the quarter ended June 30, 2002. A decrease in yield on interest-earning assets to 4.26%, from 5.05% for the same quarter last year, and a change in the mix of interest-earning assets favoring shorter term, lower yielding interest-earning deposits, caused the decline in interest income. Management chose not to commit funds to intermediate-term investments, given the current low level of interest rates. The average balance of securities for the quarter ended June 30, 2003, decreased $16.6 million from the average balance for the quarter ended June 30, 2002, while the average balance of interest-earning deposits and federal funds sold increased $31.4 million.

Interest expense on deposits decreased by $511,000, or 29.8%, to $1.2 million for the quarter ended June 30, 2003, from $1.7 million for the same period in 2002. The decrease was primarily attributable to reductions in deposit rates paid, with the average cost of funds decreasing to 1.70% for the current period, from 2.47% for the same period last year, offset to some extent by a $6.3 million increase in the average balances of deposit accounts, primarily passbook savings and NOW accounts

Net interest income decreased by $177,000, or 6.6%, to $2.5 million for the quarter ended June 30, 2003, from $2.7 million for the same period in 2002. The net interest rate spread decreased two basis points, to 2.56% in 2003, from 2.58% in 2002, while the net interest margin decreased 21 basis points, to 2.88% in 2003, from 3.09% in 2002. The ratio of average interest-earning assets to average interest-bearing liabilities was 123.2% in 2003, compared to 126.0% in 2002.

Total non-interest expense increased $48,000, or 2.2%, for the quarter ended June 30, 2003, compared to the quarter ended June 30, 2002. Salaries and employee benefits increased $35,000, or 2.7%, for the quarter ended June 30, 2003, compared to the quarter ended June 30, 2002. The annualized ratio of non-interest expense to average assets was 2.43% in 2003, compared to 2.39% in 2002 and the Company's efficiency ratio was 70.2% for the current quarter, compared to 65.0% for the same period last year. The provision for income taxes of $358,000 for the quarter ended June 30, 2003, resulted in an effective tax rate of 38.0%, compared to a provision of $423,000 and a 36.3% effective tax rate for the same quarter last year. The increase in the effective income tax rate results primarily from increased state income taxes due to reduced amounts of U.S. Government and Agency interest income.

The Company's return on average assets for the quarter ended June 30, 2003, was 0.64%, compared to 0.82% for the quarter ended June 30, 2002. Return on average equity for the current quarter was 3.23%, compared to 3.88% for the same quarter last year.

Comparison of Operating Results for the Years Ended June 30, 2003 and 2002

Total interest income decreased by $3.0 million, or 15.9%, to $16.0 million for the year ended June 30, 2003, from $19.0 million for the year ended June 30, 2002. A decrease in yield on interest-earning assets to 4.62% for the year ended June 30, 2003, from 5.50% for the same period last year, and a change in the mix of interest-earning assets favoring shorter term, lower yielding interest-earning deposits, caused the decline in interest income. Management chose not to commit funds to intermediate-term investments, given the current low level of interest rates. The average balance of securities for the year ended June 30, 2003, decreased $28.2 million from the average balance for the year ended June 30, 2002, while the average balance of interest-earning deposits and federal funds sold increased $29.5 million.

Interest expense on deposits decreased by $2.5 million, or 30.6%, to $5.6 million for the year ended June 30, 2003, from $8.1 million for the same period in 2002. The decrease was primarily attributable to reductions in deposit rates paid, with the average cost of funds decreasing to 2.00% for the current year, from 2.98% for the prior year, offset to some extent by a $8.1 million increase in the average balances of deposit accounts.

Net interest income decreased by $538,000, or 4.9%, to $10.4 million for the year ended June 30, 2003, from $10.9 million for fiscal 2002. The net interest rate spread increased 10 basis points, to 2.62% in 2003, from 2.52% in 2002, while the net interest margin decreased 16 basis points, to 3.00% in 2003, from 3.16% in 2002. The ratio of average interest-earning assets to average interest-bearing liabilities was 123.8% for the year ended June 30, 2003, compared to 127.3% for the same period last year.

From August 1997 through December 1999, the Company originated $508,900 of community development loans (thirteen loans) to a real estate development company to acquire vacant lots and deteriorated buildings for future development. The Company has closely monitored these loans since origination and established $300,000 in specific valuation reserves on these loans through provisions for loan losses recorded in 1998, 1999, 2000, and 2001. During October 2002 nine of these parcels were sold and the entire principal balances of the related loans were recovered. Therefore, $200,000 of the $300,000 specific valuation reserve was recovered during the quarter ended December 31, 2002, as a negative loan loss provision. A further review by management of the four remaining loans during the quarter ended March 31, 2003, indicated an additional $75,000 of the specific valuation reserve could be recovered. These loans, with principal balances of $196,000, or $171,000 net of the specific valuation reserve, remain non-accrual loans.

Non-interest income increased $366,000, or 14.8%, to $2.8 million for the year ended June 30, 2003, from $2.5 million for the same period in 2002. Insurance commissions generated by the Association's insurance subsidiary, Chesterfield Insurance Services LLC ("CIS"), increased $433,000, or 21.1% to $2.5 million in 2003, compared to $2.0 million in 2002. Other non-interest income decreased $50,000, or 36.2%, to $88,000 for the year ended June 30, 2003, compared to $138,000 for the year ended June 30, 2002, primarily due to a $105,000 loss on the Company's equity investment in a community development company, partially offset by a $51,000 increase in agency fees and other service charges by CIS.

Total non-interest expense increased $715,000, or 8.5%, to $9.1 million for the year ended June 30, 2003, from $8.4 million for the year ended June 30, 2002. The primary causes for the increase included a $562,000, or 11.5% increase in salaries and employee benefits, which included a $209,000 increase in expense from the amortization of shares granted in November 2001 under the Company's
2001 Recognition and Retention Plan, a $43,000 increase in employee stock ownership plan expense due to the increased fair value of shares released to participants, and a $28,000 increase in health insurance premiums.

Data processing expenses increased $48,000, or 14.3%, to $384,000 for 2003, compared to $336,000 in 2002, primarily due to additional software costs associated with upgrading internal systems. Equipment expense decreased $163,000, or 26.3%, to $458,000 in 2003, compared to $621,000 in 2002, primarily due to a $90,000 acceleration of depreciation expense recorded in 2002, and the subsequent replacement of computer equipment with newer, more cost effective systems, resulting in a $53,000 reduction in depreciation expense for fiscal 2003.

Insurance agency bad debt expense increased $184,000, to $202,000 in fiscal 2003 compared to $18,000 in fiscal 2002, primarily the result of a $194,000 provision for an insurance premium receivable from a long-term commercial client of the CIS. During the current quarter CIS recovered $20,000 of this provision. The agency continues to aggressively pursue collection of this receivable.

Other miscellaneous expenses increased $61,000, or 3.7%, to $1.7 million for the year ended June 30, 2003, compared to $1.6 million for the year ended June 30, 2002, and included a $42,000 increase in insurance and surety bond premiums for the current year. The annualized ratio of non-interest expense to average assets was 2.52% in 2003, compared to 2.35% in 2002, and the Company's efficiency ratio was 68.8% for 2003, compared to 62.6% for 2002.

The provision for income taxes of $1.6 million for the year ended June 30, 2003 resulted in an effective tax rate of 37.3%, compared to a provision of $1.8 million and a 35.2% effective tax rate for the same period last year. The increase in the effective income tax rate results primarily from increased state income taxes due to reduced amounts of U.S. Government and Agency interest income.

The Company's return on average assets for the year ended June 30, 2003, was 0.77%, compared to 0.91% for the same period last year. Return on average equity for the year was 3.82%, compared to 4.26% for the same period last year.

Comparison of Financial Condition at June 30, 2003 and 2002

At June 30, 2003, total assets were $368.9 million, an increase of $5.6 million, or 1.5%, compared to $363.3 million at June 30, 2002. Cash and cash equivalents increased $46.9 million, or 49.5%, to $141.6 million at

June 30, 2003, compared to $94.7 million at June 30, 2002. Securities decreased $22.0 million, or 29.3%, to $52.9 million at June 30, 2003, compared to $74.9 million at June 30, 2002, primarily because management chose not to commit funds to intermediate-term investments, given the current low level of interest rates.

Loans receivable at June 30, 2003 were $150.0 million, down $19.9 million, or 11.7%, compared to $169.9 million at June 30, 2002. The Company's non-performing loans were $258,000, or 0.17% of loans receivable as of June 30, 2003, compared to $222,000, or 0.13% of loans receivable as of June 30, 2002. The $1.3 million allowance for losses on loans was 0.87% of loans receivable as of June 30, 2003, compared to 0.93% as of June 30, 2002. During the current year the Company recorded recoveries on previously charged-off loans of $3,000.

Accrued expenses and other liabilities increased $5.4 million in fiscal 2003, primarily due to pending settlement of a $5.1 million securities purchase on June 30, 2003. Total deposits at June 30, 2003, were $282.2 million, up $4.1 million, or 1.5%, compared to $278.1 million at June 30, 2002. Passbook savings accounts, seven-day notice accounts, NOW and money market accounts increased $9.9 million, or 5.2%, to $200.0 million at June 30, 2003, compared to $190.1 million at June 30, 2002. Time deposits decreased $5.8 million, or 6.6%, to $82.2 million, from $88.0 million during this same period.

On November 25, 2002, the Company announced its intent to repurchase up to 188,000 shares of the Company's common stock. To date, 20,200 shares have been repurchased under the November 25th program. During the year ended June 30, 2003, the Company repurchased 363,624 shares of its common stock at a cost of $6.7 million, or an average cost of $18.41 per share.

Total stockholders' equity as of June 30, 2003 was $73.3 million, or 19.9% of total assets, compared to $76.7 million, or 21.1% of total assets at June 30, 2002. The decrease in stockholders' equity was primarily due to the stock repurchase programs. At June 30, 2003, there were 3,879,558 common shares outstanding with a book value of $18.90 per share, compared to 4,239,738 shares with a book value of $18.10 at June 30, 2002.

This news release contains forward-looking statements that are subject to numerous assumptions, risk and uncertainties. Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including: (1) developments in general economic conditions, including interest rate and currency fluctuations, market fluctuations and perceptions, and inflation; (2) changes in the economy which could materially change anticipated credit quality trends and the ability to generate loans and deposits; (3) a failure of the capital markets to function consistently within customary levels; (4) a delay in or an inability to execute strategic initiatives designed to grow revenues and/or manage expenses; (5) legislative developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the industry; (6) changes in the competitive environment for financial services organizations and the Company's ability to adapt to such changes.

CHESTERFIELD FINANCIAL CORP.
CONSOLIDATED CONDENSED BALANCE SHEETS (unaudited)
Dollars in thousands

                                                                                                June 30,       June 30,
Assets                                                                                            2003            2002
------------------------------------------------------------------------------------------------------------------------
Cash and due from financial institutions                                                       $   8,843       $   7,559
Interest-earning deposits                                                                        127,994          83,367
Federal funds sold                                                                                 4,800           3,800
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                                        141,637          94,726
Securities available-for-sale                                                                     26,822          17,374
Securities held-to-maturity                                                                       26,117          57,483
Loans receivable, net of allowance for loan losses of $1,304 at
     June 30, 2003 and $1,576 at June 30, 2002                                                   150,022         169,881
Federal Home Loan Bank stock                                                                      18,563          17,342
Premises and equipment                                                                             2,415           2,529
Accrued interest receivable and other assets                                                       3,333           4,005
------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                   $ 368,909       $ 363,340
------------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
------------------------------------------------------------------------------------------------------------------------
Liabilities
Deposits                                                                                       $ 282,175       $ 278,126
Advance payments by borrowers for taxes and insurance                                              2,203           2,622
Accrued expenses and other liabilities                                                            11,222           5,851
------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                295,600         286,599

Stockholders' Equity
Preferred stock, $.01 par value per share, 1,000,000 shares authorized, no shares issued
     and outstanding                                                                                --              --
Common stock, $.01 par value per share, 7,000,000 shares authorized; 4,304,738 shares issued; and 3,879,558 and 4,239,738 shares outstanding at June 30, 2003 and June 30,
     2002, respectively                                                                               43              43
Additional paid-in capital                                                                        42,398          42,153
Retained earnings                                                                                 43,263          41,085
Unearned ESOP shares                                                                              (2,833)         (3,056)
Unearned RRP shares                                                                               (1,941)         (2,496)
Treasury stock, at cost                                                                           (7,797)         (1,167)
Accumulated other comprehensive income                                                               176             179
------------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                                        73,309          76,741
------------------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                                                     $ 368,909       $ 363,340
------------------------------------------------------------------------------------------------------------------------

CHESTERFIELD FINANCIAL CORP.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (unaudited)
Dollars in thousands, except per share data

                                                             For the three months            For the year
                                                                ended June 30,              ended June 30,
--------------------------------------------------------------------------------------------------------------
                                                             2003           2002          2003           2002
--------------------------------------------------------------------------------------------------------------
Interest income and dividend income
Loans, including fees                                     $  2,551       $  2,959      $ 10,894       $ 11,794
Securities                                                     509            823         2,677          4,721
Interest-earning deposits                                      352            392         1,364          1,628
Federal Home Loan Bank stock dividends                         291            216         1,005            797
Other interest income                                           19             20            87            107
--------------------------------------------------------------------------------------------------------------
Total interest and dividend income                           3,722          4,410        16,027         19,047
Interest expense on deposits                                 1,203          1,714         5,620          8,102
--------------------------------------------------------------------------------------------------------------
Net interest income before provision for loan losses         2,519          2,696        10,407         10,945
Provision for loan losses                                     --             --            (275)          --
--------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses          2,519          2,696        10,682         10,945

Non-interest income
Insurance commissions                                          525            530         2,482          2,049
Service charges on deposit accounts                             66             66           271            288
Other                                                           43             36            88            138
--------------------------------------------------------------------------------------------------------------
Total non-interest income                                      634            632         2,841          2,475
Non-interest expense
Salaries and employee benefits                               1,351          1,316         5,448          4,886
Occupancy                                                      200            186           794            775
Equipment                                                      112            131           458            621
Data processing                                                 98             91           384            336
Federal deposit insurance                                       33             34           132            128
Insurance agency bad debt expense                              (15)             4           202             18
Other                                                          433            402         1,693          1,632
--------------------------------------------------------------------------------------------------------------
Total non-interest expense                                   2,212          2,164         9,111          8,396
--------------------------------------------------------------------------------------------------------------

Income before income taxes                                     941          1,164         4,412          5,024
Income tax expense                                             358            423         1,646          1,766
--------------------------------------------------------------------------------------------------------------

Net income                                                $    583       $    741         2,766       $  3,258
--------------------------------------------------------------------------------------------------------------

Basic earnings per share                                  $   0.17       $   0.19      $   0.84       $   0.84
--------------------------------------------------------------------------------------------------------------

Diluted earnings per share                                $   0.16       $   0.19      $   0.83       $   0.83
--------------------------------------------------------------------------------------------------------------

CHESTERFIELD FINANCIAL CORP.
FINANCIAL HIGHLIGHTS (unaudited)
Dollars in thousands, except share and per share data

                                                                                  June 30,         June 30,
                                                                                    2003             2002
                                                                                 ----------       ----------
Selected Financial Highlights:
------------------------------
     Total assets                                                                $  368,909       $  363,340
     Interest-earning assets                                                        354,318          349,247
     Loans receivable, net                                                          150,022          169,881
     Deposits                                                                       282,175          278,126
     Non-performing loans                                                               258              222
     Allowance for loan losses                                                        1,304            1,576
     Total stockholders' equity                                                      73,309           76,741
     Shares outstanding - actual number                                           3,879,558        4,239,738
     Book value per share                                                        $    18.90       $    18.10


Asset Quality Ratios:
---------------------
     Non-performing loans to loans receivable, net                                     0.17%            0.13%
     Allowance for loan losses to non-performing loans                                 5.05x            7.10x
     Allowance for loan losses to loans receivable, net                                0.87%            0.93%


                                                      ---------------------------------------------------
                                                      For the three months ended        For the year
                                                               June 30,                 ended June 30,
                                                      ---------------------------------------------------
                                                          2003           2002         2003        2002
                                                      -----------   -------------  ---------  -----------
Selected Operating Ratios (1):
------------------------------
     Return on average assets                               0.64%         0.82%       0.77%         0.91%
     Return on average equity                               3.23%         3.88%       3.82%         4.26%
     Interest rate spread                                   2.56%         2.58%       2.62%         2.52%
     Net interest margin                                    2.88%         3.09%       3.00%         3.16%
      Average interest-earning assets to average
        interest-bearing liabilities                      123.17%       125.96%     123.78%       127.33%
     Non-interest expense to average assets                 2.43%         2.39%       2.52%         2.35%
     Efficiency ratio                                      70.16%        65.02%      68.77%        62.56%

Stock price information:
------------------------
     High                                             $    21.70    $    18.20       21.70    $    18.20
     Low                                                   20.10         17.26       17.70         13.55
     Close                                                 21.15         18.14       21.15         18.14


(1) Quarterly ratios annualized.